STRATTEC SECURITY CORPORATION

INSIDER TRADING POLICY

The Board of Directors of STRATTEC SECURITY CORPORATION (the "Company") has adopted this Insider Trading Policy (this "Policy") applicable to all of the Company's and its subsidiaries' employees, officers, directors and consultants with respect to transactions in the Company's securities, as well as the securities of publicly traded companies with whom the Company has a business relationship, including customers and suppliers.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company's reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions about this Policy, please contact the Company's Chief Financial Officer.

Applicability of Policy

This Policy applies to all transactions in the Company's securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, notes, bonds, warrants and convertible debentures, as well as to derivative securities relating to the Company's securities, whether or not issued by the Company, such as exchange‑traded options. This policy applies to all officers, directors, employees and consultants of the Company and its subsidiaries, who receive or have access to Material Nonpublic Information (as defined on page 4) regarding the Company. This group of people, members of their immediate families, and any person (other than a tenant or employee) sharing the same household of such officer, director or employee are sometimes referred to in this policy as "Insiders." This policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known.

Statement of Policy

1. Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase or sale of the Company's securities, whether or not issued by the Company, including any offer to purchase or offer to sell, during any period in which he or she possesses Material Nonpublic Information concerning the Company. Moreover, no Insider may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of Material Nonpublic Information about that company that was obtained in the course of his or her involvement with the Company.

2. Short Sales. No Insider shall engage in a short sale of the Company's securities. A "short sale" is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter. Transactions in certain put and call options for the Company's securities may in some instances constitute a short sale.

3. Tipping. No Insider who knows of Material Nonpublic Information about the Company shall disclose ("tip") Material Nonpublic Information to any other person (including family members or friends) concerning the Company or its subsidiaries without the Company's authorization, nor shall such Insider or related person make recommendations or express opinions as to trading in the Company's securities on the basis of Material Nonpublic Information.

4. Margin Accounts and Pledged Securities. Securities held in a margin account may be sold without your consent by a broker if you fail to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or a foreclosure sale may occur at any time when an Insider is aware of Material Nonpublic Information or otherwise is not permitted to trade in the Company's securities, all Insiders are prohibited from holding the Company's securities in a margin account or otherwise pledging Company securities as collateral for a loan. (Pledges of Company securities arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

5. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company's other shareholders. Therefore, these types of transactions are prohibited by this Policy.

6. No Exception for Hardship. The existence of a personal financial emergency does not excuse any Insider from compliance with this Policy.

7. Confidentiality of Nonpublic Information. Material Nonpublic Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director, employee or consultant of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections), the inquiry should be referred to the Company's Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

8. Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company's Board of directors has adopted an Addendum to this Policy that applies to Company directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 ("executive officers"), and certain designated employees and consultants of the Company and its subsidiaries who have access to Material Nonpublic Information about the Company. The Company will notify you if you are subject to the Addendum.

The Addendum generally prohibits persons covered by it from trading in the Company's securities during quarterly blackout periods (beginning at the close of market on the first day of the third month of each fiscal quarter and ending at the beginning of the third trading day following the release of the Company's earnings for that quarter) and during certain event-specific blackouts. Persons covered by the Addendum also must pre-clear all transactions in the Company's securities.

Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading. Pursuant to federal and state securities laws, potential penalties for trading on or communicating Material Nonpublic Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. A person who violates insider trading laws by engaging in transactions in the Company's securities when he or she has Material Nonpublic Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. The U.S. Securities and Exchange Commission ("SEC") can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions as to trading in the Company's securities on the basis of such information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. The Company may also impose sanctions for failure to comply with this Policy, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.

4. Individual Responsibility. Every officer, director, employee and consultant has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company's customers, distributors, vendors or suppliers ("Business Partners"), when that information is obtained in the course of employment with, or during the rendering of services by or on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on or entering into any transaction related to inside information regarding the Company's Business Partners. All officers, directors, employees and consultants should treat material nonpublic information about the Company's Business Partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

Information should be regarded as (1) material if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities, and (2) nonpublic if the information has not been previously disclosed to the general public and is otherwise not available to the general public such as in a press release or an SEC filing (such information is referred to as "Material Nonpublic Information").

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material, whether positive or negative in nature. Examples of such information may include:

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Financial results
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Changes in financial guidance
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Known but unannounced future earnings or losses
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Execution or termination of significant contracts with customers, distributors, suppliers, joint venture partners and other business partners
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News of a pending or proposed merger or other acquisition or joint venture
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News of the disposition, construction or acquisition of significant assets
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Impending bankruptcy or financial liquidity problems
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Patent or other intellectual property milestones
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Scientific achievements or other developments from research efforts
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Significant developments involving corporate relationships
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Changes in dividend policy or a stock repurchase program
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New product announcements of a significant nature
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Significant product defects, product recalls, warranty issues or product modifications
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Stock splits
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New equity or debt offerings
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Positive or negative developments in outstanding litigation
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Significant litigation exposure due to actual or threatened litigation
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Major changes in senior management

Additionally, The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the open of business on the third trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

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information available to a select group of analysts or brokers or institutional investors;
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undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
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information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

If you are not sure whether information is considered material and/or public, you should either consult with the Company's Chief Financial Officer or assume that the information is material and non-public and treat it as confidential.

Post-Termination Transactions

This Policy continues to apply to transactions by an Insider in the Company's securities even after the Insider's employment or services to the Company have terminated until any Material Nonpublic Information concerning the Company that the Insider possesses as of the date of termination has become public. Post-Insider transactions are not subject to the Addendum to this Policy.

Certain Exceptions

For purposes of this policy, the Company considers that the exercise of stock options for cash under the Company's stock incentive plan, the exercise of stock appreciation rights under the Company's stock incentive plan, and the grant of restricted stock or restricted stock units under the Company's stock incentive plan (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the grant agreement or the plan. In addition, for purposes of this Policy, the Company considers that bona fide gifts of the securities of the Company are exempt from this Policy.

Inquiries

Your compliance with this Policy is extremely important to you and the Company. If you have any questions about this Policy or its application to a proposed transaction, please direct your questions to the Company's Chief Financial Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are complex and there can be severe consequences for any violation of the rules.

This Insider Trading Policy is dated August 20, 2025 and supersedes any previous policy of the Company concerning insider trading.

Certifications

Certain Insiders will be required to certify their understanding of and intent to comply with this Policy in the form attached to this Policy. Such certifications may be required from certain persons on an annual basis.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities of the Company and the confidentiality of Material Nonpublic Information.

Date: ________________________	______________________________ (Signature)
______________________________ (Please print name)

STRATTEC SECURITY CORPORATION

ADDENDUM TO INSIDER TRADING POLICY –

PRE-CLEARANCE AND BLACKOUT PROCEDURES

This is an Addendum to the Insider Trading Policy of STRATTEC SECURITY CORPORATION (the "Company"). You should carefully review the Insider Trading Policy along with this Addendum for important terms and definitions that relate to this Addendum, including the definition of Material Nonpublic Information. This Addendum is in addition to and supplements the Insider Trading Policy.

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company's Board of Directors has adopted this Addendum. This Addendum applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 ("executive officers") and certain designated employees of the Company or its subsidiaries ("Covered Persons"). The names of the Covered Persons subject to this addendum are listed on the attached Schedule 1. The Company may amend Schedule 1 from time to time as necessary to reflect any changes it deems appropriate, such as the appointment, resignation or change in status of any individual.

This Addendum also includes additional procedures designed to address the two-business day Form 4 filing requirement under Section 16.

Blackout Procedures

1. Quarterly Blackout Periods for Covered Persons. The period beginning at the close of market on the first day of the third month of each fiscal quarter and ending at the beginning of the third trading day following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in the Company's stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that the Covered Persons will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, this period of time is referred to as a "Quarterly Blackout Period." All Covered Persons are prohibited from trading or engaging in any transaction that involves the purchase or sale of the Company's securities during the Quarterly Blackout Period.

2. Event-Specific Blackout Periods. In addition to the Quarterly Blackout Periods, from time to time, Material Nonpublic Information regarding the Company may be pending. While such information is pending, the Company may impose a special Event-Specific Blackout Period during which the same prohibitions on trading in the Company's securities shall apply. The Company will notify those persons who are subject to any Event-Specific Blackout Period. All officers, directors, employees, consultants and contractors of the Company and its subsidiaries are urged to remember that even if they are not subject to a Quarterly or Event-Specific Blackout Period, they are still prohibited from the unauthorized disclosure of any Material Nonpublic Information and the misuse of Material Nonpublic Information in securities trading.

3. Exception for Approved 10b5-1 Plans. Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans (referred to as 10b5-1 plans) that meet certain requirements. In general, a 10b5-1 plan must be entered into outside of a Blackout Period and at a time in which you do not have Material Nonpublic Information about the Company. In order to have a valid 10b5-1 plan, you must:

(i) enter into a binding contract to purchase or sell the security;

(ii) instruct another person to purchase or sell the security for your account; or

(iii) adopt a written plan for trading securities.

Furthermore, the contract, plan or instructions must:

(i) specify the amount of securities to be traded, the price at which they will be sold and the date of the transaction;

(ii) include a formula for determining the amount, price and date; or

(iii) not permit the trader any influence over how, when or whether to effect a trade and no such influence may in fact be exercised.

If you enter into a 10b5-1 plan which is in writing and approved in advance by the Company's Chief Financial Officer, then you may trade in the Company's securities pursuant to such 10b5-1 plan during a Blackout Period and while otherwise in possession of Material Nonpublic Information.

Preclearance of Trades by Covered Persons

The Company has determined that all Covered Persons must refrain from trading in the Company's securities or engaging in any transaction related to the Company's securities, even outside of a Blackout Period, without first complying with the Company's preclearance process. Each such person must contact the Company's Chief Financial Officer prior to commencing any trade in or transaction related to the Company's securities, including any permitted trade pursuant to a 10b5-1 plan. The Company's Chief Financial Officer will consult as necessary with senior management of the Company before clearing any proposed trade.

Additional Information ‑ Directors and Executive Officers

Directors and executive officers of the Company must also comply with the reporting obligations and limitations on certain purchase and sale, or sale and purchase, transactions in the Company's securities made during any given six-month period as set forth in Section 16 of the Securities Exchange Act of 1934 ("short swing transactions"). The practical effect of these provisions is that directors and executive officers who purchase and sell the Company's securities within a six‑month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of restricted stock, restricted stock units or an option or stock appreciation right under the Company's stock incentive plan, nor the exercise of

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that option or stock appreciation right is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Section 16 prohibits executive officers and directors from ever making a short sale of the Company's stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered (a "short sale against the box"). Transactions in put and call options for the Company's securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. All such transactions are prohibited by the Company's Insider Trading Policy.

This Addendum to the Insider Trading Policy is dated August 20, 2025.

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SCHEDULE 1

STRATTEC SECURITY CORPORATION

CURRENT OFFICERS, DIRECTORS AND OTHER PERSONNEL SUBJECT TO

SECTION 16 AND PRECLEARANCE

1. Directors:

Name

Matteo Anversa
Tina Chang
Thomas W. Florsheim, Jr.
Bruce M. Lisman
F. Jack Liebau, Jr.
Jennifer L. Slater

2. Officers:

Name	Title

Jennifer L. Slater	President and Chief Executive Officer
Rolando J. Guillot	Senior Vice President, Chief Operating Officer
Chey Becker	Senior Vice President, Chief Commercial Officer
Matthew Pauli	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Aaron Byrne	Vice President, Operations
Becky Fischer	Vice President, Supply Chain
Richard P. Messina	Vice President, Global Engineering and Chief Technology Officer
Linda Redman	Vice President, Chief People Officer

3. Additional Employees Subject to Blackout Period and Preclearance of Trades: All other senior manager level employees or other key employees identified by STRATTEC executive management and listed on an attachment hereto to be updated from time to time.